CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Principal Protected Trust:

We consent to the use in this Registration Statement of Oppenheimer Principal Protected Main Street Fund III, a series of the Oppenheimer Principal Protected Trust, of our report dated October 20, 2009, relating to the financial statements and financial highlights of Oppenheimer Principal Protected Main Street Fund III, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/ KPMG LLP
                         KPMG LLP

Denver, Colorado

December 28, 2009